Exhibit 99.1

GPI Announces Second Quarter Pennsylvania Sales

LAS VEGAS, NV – (July 6, 2010) - Gaming Partners International Corporation (NASDAQ:  GPIC), a leading provider of casino currency and table game equipment worldwide, announced that it has delivered casino currency, table games, and related equipment to eight Pennsylvania casinos.  GPI is scheduled to deliver to the ninth Pennsylvania casino in July.  The Company announced last month that it had received orders from all nine operating casinos.

The orders for Pennsylvania shipped in the second quarter ending June 30, 2010 amount to $4.5 million.

“The legalization of table games in Pennsylvania represented a significant opportunity for GPI and we are truly appreciative of the business we received from these valued casino customers,” said Greg Gronau, President and CEO of GPI.  “Producing and delivering this volume of gaming tables, chips and equipment in such a short period of time to ensure that the PA casinos were well-equipped for their openings was a considerable challenge for us. I am very proud of what our team was able to accomplish.”

About GPI

GPI manufactures and supplies casino table games and equipment to licensed casinos worldwide.  Under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®, GPI provides casino currency such as chips, plaques and jetons; gaming furniture and accessories; table layouts; playing cards; dice; and roulette wheels.  GPI pioneered the use of security features such as RFID technology in casino chips and provides RFID solutions including chips, readers and displays.  Headquartered in Las Vegas, Nevada, GPI also has offices Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, and Gulfport, Mississippi.  For additional information, please visit www.gpigaming.com.

Safe Harbor Statement

This release contains "forward-looking statements" based on current expectations involving known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; the long-term growth and prospects of our business or any jurisdiction; the duration or effects of unfavorable economic conditions which may reduce our product sales; and the long term potential of the RFID gaming chips market and the ability of GPI to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. GPI's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing and its ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of GPI’s Annual Report on Form 10-K for the period ended December 31, 2009, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

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Contact:	David Grimes, CFO 702 598 2400 dgrimes@gpigaming.com